Third Quarter 2009 Earnings
Conference Call
July 30, 2009

Pat Davidson

Good morning and thanks for joining us. Earlier today, we published our third quarter results for fiscal 2009. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website. The audio replay and slide presentation will be available on our website for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

On July 1, we completed the sale of our European refuse collection vehicle (“RCV”) business. Results for this business are reported as a discontinued operation in the accompanying slides. All sales and income figures that we discuss today refer to continuing operations unless otherwise stated.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer; and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

M-ATV – Superior Survivability, Mobility and Production Capability

Thank you, Pat. Good morning and thank you all for joining us today. While we continue to face challenges as a result of the weak economy, the biggest news for Oshkosh in our third fiscal quarter, far and away, was the announcement that Oshkosh was the successful bidder on a major U.S. Department of Defense (“DoD”) procurement competition resulting in a sole source contract to provide the MRAP All Terrain Vehicle (“M-ATV”) for our men and women serving in Afghanistan. I can say that as a company, we are honored and humbled to have been selected to produce these critically important vehicles.

We understand the urgent need to protect the lives of our troops and to provide them with the mobility they need for the rough, mountainous terrain of Afghanistan. Many of our employees working on this project are veterans or have family members in the theaters of conflict. All of us working on the M-ATV program appreciate the service of our troops in Afghanistan, Iraq and around the world. Our men and women serving in theater and the American public can be assured that we and our suppliers are working 24/7 to quickly deliver these life-saving vehicles to the troops in Afghanistan, so that they are able to safely perform their missions and return home. We believe the combination of our survivability and mobility solutions, including our patented TAK-4™ independent suspension system, will provide the troops with an outstanding solution for the extreme conditions encountered in Afghanistan and elsewhere around the world.

The initial order that we received is for 2,244 M-ATVs. Our customer has publicly remarked that there soon could be additional delivery orders for another 3,000 vehicles, and possibly more over time, although we have not yet received orders for any additional units. We are executing a comprehensive production plan utilizing existing facilities in Oshkosh, Wisconsin and McConnellsburg, Pennsylvania. We have also had preliminary discussions with competitors for this program about assisting us in producing these vehicles, but we are not at a point where any final decisions have been made. What I can say is that we are fully committed to delivering the 2,244 vehicles by the end of December 2009. Charlie will talk more about this in a few moments.

Please turn to slide 4.

Oshkosh Fiscal Q3 2009 Results

Our sales in the third fiscal quarter continued to reflect the scenario of “A Tale of Two Cities”. Significant sales growth in our defense segment as well as in certain businesses in our fire & emergency segment wasn’t enough to overcome significantly lower sales in many of our other businesses, particularly those with exposure to construction markets. For the quarter, we reported net sales of $1.2 billion, a decline of 36.1% from last year’s third quarter. Our lower sales led to operating income of $38.3 million and a net loss of $22.0 million from continuing operations.

In spite of these disappointing results in the third quarter, we continued to generate cash and reduced our net debt, which we define as total interest bearing debt less cash and cash equivalents, by nearly $120 million in the quarter. Reducing our net debt has been and remains a top goal of ours; in fact, we have lowered net debt by $635 million over the last 12 months. That’s a significant achievement in the midst of the worst recession in 70 years. We remain diligent and focused on reducing working capital and lowered our inventories by $265 million since last year’s third fiscal quarter. And this is after leaning forward and purchasing a significant amount of M-ATV inventory in advance of the contract award. Working capital management will remain a key initiative for us.

Please turn to slide 5 and I’ll provide our view on current business conditions.

Actively Managing in Uncertain Times

We remain committed to driving costs out of the business, which is especially important as we have not seen any improvement in our non-defense markets over the last several months.

To remind you, earlier in the year we:

•	Reduced base pay for all domestic salaried employees,
•	Implemented periodic furloughs for salaried and production employees at corporate and in most businesses in the company,
•	Eliminated all bonuses for fiscal 2009,
•	Eliminated our 401(k) match for fiscal 2009 for most employees, and
•	Implemented further reductions to marketing, information technology, travel and other spending.

In the third fiscal quarter, we took some additional capacity offline and further reduced the work schedules for employees in our access equipment, commercial and fire & emergency segments.

These moves, along with many lean projects that are being implemented around the company, have allowed us to better align our production capacity with demand as we work to reduce inventories, yet remain responsive to our customers.

Now, with the M-ATV win, we are reviewing our options regarding some of the compensation adjustments that we have asked our employees to endure. In particular, we are waiting to learn of any additional M-ATV delivery orders and their magnitude to assess what we can do before reversing any previously implemented compensation reductions. Our employees have been very understanding in accepting these sacrifices and this contract may permit us to restore some pay if we receive some additional delivery orders, particularly as many across our company are working hard to meet M-ATV and other customer commitments.

We will continue to drive cash generation and debt paydown, while striving to develop new products that allow us to maintain leading market positions.

And last but not least, on July 1 we closed the sale of our European RCV business, the Geesink Norba Group (“Geesink”). This is a business that had struggled to return to acceptable levels of profitability. So, we made the strategic decision to sell the business and have successfully done so in a transaction with a private equity buyer. We wish the employees of Geesink all the best, but are firm in our belief that we will be more effective going forward as we focus our efforts on our remaining businesses and executing the M-ATV contract.

While the M-ATV win and previously awarded TAK-4 suspension orders have significantly improved our outlook since our last quarterly call, we will continue to manage the business to address the current economic conditions. We are confident that we have the strong foundation and framework in place for our businesses to emerge stronger in the eventual economic recovery.

With that, I will turn it over to Charlie for a more detailed discussion by segment.

Charlie Szews

Thanks Bob. Please turn with me to slide 6 and we'll get started.

Access Equipment

Conditions for our customers in the access equipment business have not improved and as a result, we continued to experience the negative effects of the global recession and weak construction markets. Last quarter, we said that we expected a seasonal uptick in sales for the third fiscal quarter. This uptick simply did not happen as we experienced weakness in most major geographies in the third quarter. A bright spot is our successful inroad into China and other Asian markets, which we expect will experience significant growth in the coming years.

We believe that equipment utilization and rental rates, which were down noticeably in the second fiscal quarter, have continued to weaken, but at a slower rate. It will take improvement in both of these measures before customers begin to commit spending for new equipment purchases. Until that time, we expect to see customers continue to conserve their capital and age their rental fleet assets.

During the quarter, JLG announced that it was discontinuing production at multiple smaller facilities. We believe that our lean activities will permit us to support production in the next economic upturn with this smaller footprint. Meanwhile, JLG’s operations team is busy building M-ATV crew capsules and preparing to start-up final assembly of M-ATV vehicles soon. For those of you that have toured JLG, you know that they have very strong and capable operations teams that understand high volume production. JLG stands ready to meet or exceed our customer’s expectations.

We continued to adjust production rates in the segment to better match demand and were successful in reducing inventories during the quarter, although we believe we have more opportunities in this area.

We believe that we are unlikely to experience significant recovery in the segment until we see some improvement in underlying construction activity and improved access to credit, which we currently believe may not occur until later in calendar 2010.

Please move with me to slide 7 and let’s take a look at defense.

Defense

As Bob mentioned earlier, we are both pleased and humbled to have been chosen as the winner to provide M-ATVs to the U.S. DoD. This vehicle has an advanced armor system and the ability to quickly traverse very difficult terrain. The components are proven and durable, just what our troops need. A lot of Oshkosh employees and suppliers put in some very long hours to compete for this honor and we are all pleased to serve our troops with these life-saving vehicles.

Today we plan to present the remainder of the 45 M-ATVs scheduled for delivery during the first 30 days following the contract award. This is a tremendous accomplishment by our team and suppliers, and we received excellent support from our government partner to start off on the right foot. We believe we have the right facilities and processes, and are confident in our ability to quickly ramp up production to be building 1,000 units per month in December 2009 to meet the requirements for the existing order and to allow quick delivery of any additional orders for M-ATVs that we may receive. We are estimating operating income margins on this program that are roughly comparable to margins we’ve realized with our defense vehicles over the past few quarters.

Crew capsules will be assembled at our JLG McConnellsburg, Pennsylvania facility with final assembly initially taking place at our Oshkosh Harrison Street facility. Soon, final vehicle assembly will also take place at our McConnellsburg facility. This redundancy will allow us to ramp up production quickly and provide ample capacity for this program. We have configured our M-ATV design to simplify assembly in high volume, which should aid our production ramp up. We and our suppliers will be making some incremental capital equipment and tooling investments over the next few months to achieve and sustain these high production rate requirements.

The retrofitting of existing MRAPs with our TAK-4 independent suspension is progressing very nicely. Last week, we received another order to deliver TAK-4 suspension kits for additional MRAPs. We are working with Force Protection in Kuwait to install these suspensions on their Cougar MRAPs. We are actively engineering our TAK-4 under multiple other MRAP variants and supporting the mobility and blast testing of these variants. We believe that this effort will lead to additional TAK-4 orders over the next few months.

We are often asked about funding for our defense vehicles and I am pleased to say that there is adequate funding for Oshkosh products in the FY09 Budget and Overseas Contingency Operations (“OCO”) Supplemental to permit a strong fiscal 2010 performance. It will be some period of time before the federal government’s fiscal 2010 budget with embedded supplemental request is signed into law, but we are encouraged with what we see for both traditional Oshkosh vehicles as well as for M-ATVs and spare parts. At this time, we don’t have substantial visibility into the funding for our products beyond the fiscal 2010 budget, but we are staying very close to the news flow.

Last quarter, we mentioned that we are competing for the Australian Defence Force (“ADF”) Land 121 competition. That competition isn’t expected to be decided until sometime in 2010. In the meantime, we did submit our bid for the U.S. Army’s Family of Medium Tactical Vehicles (“FMTV”) program, which is a 5-year sole-source contract for more than 20,000 vehicles and trailers. We know the competition will be fierce. We need to submit our best and final offer for this program next week, and expect a decision in September or October, with limited rate production to begin in late 2010.

Clearly, we have much going on in our defense business. Fortunately, we’re a large company with available worldwide resources. So, we’ve asked approximately 100 salaried employees from across the company to support our M-ATV production ramp up, TAK-4 installations and to generally help us sustain strong performance on our current defense programs. This move is in addition to the several hundred new employees we are hiring in Wisconsin and the 550 to 650 people we are calling back to work in Pennsylvania. We look forward to showing our investors and our customer, the outstanding capabilities of our organization over the next few months.

Please turn to slide 8 to discuss our fire & emergency segment.

Fire & Emergency

Our Pierce fire apparatus and airport products businesses both experienced another strong quarter in a difficult market.

While we have a full backlog at Pierce for fiscal 2009, we have begun to experience the slowdown in order rates that we have been talking about for several quarters now. While we won’t be immune to a slowdown in the industry, we expect Pierce to continue to gain share as we capitalize on multiple recent product launches and what we consider to be the best distribution network in the industry.

Airport products has been performing quite well as we’ve talked about over the last several conference calls, and we have experienced some limited benefit from aircraft rescue and firefighting (“ARFF”) unit sales as a result of the U.S. economic stimulus package. We have been successful with our ARFF products not only in the U.S., but also around the world. Recent contract wins in Indonesia as well as Korea have buttressed our performance. And don’t forget, China still has plans to build more than 90 new airports by 2020.

Our other businesses in this segment continue to be impacted by the weak economy.

Please turn to slide 9 for a discussion of our commercial segment.

Commercial

Our concrete placement products business continues to face an industry with very low demand as customers hold off on capital spending for new equipment.

Our domestic refuse collection vehicle business continues to benefit from a solid backlog. We have seen some weakening in orders from independent waste haulers in the quarter as they assess where the economy is headed. However, we believe that our strong position with leading private waste haulers will provide us with an advantage as we expect that several of our larger customers will continue to update their fleets with new equipment.

As we’ve been talking about for several quarters now, we are excited about customer response to our compressed natural gas (“CNG”) RCVs. We are experiencing growing requests for reduced emissions CNG-powered vehicles. We believe we are uniquely positioned to offer these configurations to companies and municipalities that are looking for economical solutions with reduced emissions. Both tax incentives and stimulus funding are available for CNG-powered units, which can be very beneficial as customers look to purchase these units.

That’s a brief overview of our operations. Dave, please take it from here.

Dave Sagehorn

Thanks Charlie and good morning everyone.

Please turn to slide 10.

Consolidated Results

Consolidated net sales were $1.23 billion for the third fiscal quarter, down 36.1% compared to the third fiscal quarter of last year. Similar to prior quarters, increased sales in our defense and fire & emergency segments were not enough to offset significantly lower sales in our access equipment and commercial segments.

Improved operating margins at our defense and fire & emergency segments as a result of higher volumes, and improved manufacturing efficiencies along with the impact of cost reduction actions throughout the company, weren’t enough to offset significantly weaker performance at our access equipment segment due largely to lower sales volumes and credit loss provisions. For the quarter, we recorded a net loss per share of 30 cents.

Interest expense, net of interest income, increased by $13.7 million in the third fiscal quarter compared to the prior year quarter due to higher interest rates on lower average borrowings, after completing our credit agreement amendment.

We recorded a $0.9 million tax charge in the quarter. The charge on the pre-tax loss was largely the result of the reversal of a portion of a European tax incentive and unbenefitted losses of foreign operations, offset in part by discrete tax benefits related to the company’s other foreign operations during the quarter.

We remained within the limits of our financial covenants in the third quarter and while we aren’t providing guidance for revenue, operating income or net income, we do expect to remain compliant with our credit agreement financial covenants over the next year aided by the recent M-ATV win and the sale of Geesink. If we receive additional M-ATV delivery orders and TAK-4 orders, that would only improve the situation.

Now, let’s take a look at each of the segments in detail.

Please turn to slide 11.

Access Equipment

Access equipment sales were $211.2 million in the third fiscal quarter, down 77.0% compared to the same period last year. New equipment sales declined in all regions, with Europe, Africa and Middle East (“EAME”) and North America regions each down approximately 85% compared to the prior year quarter. Rest of the world equipment sales were down more than 50% in the quarter. Similar to the second fiscal quarter, sales of aerial work platforms, which generally have higher margins than telehandlers, were down a greater percentage than telehandlers although the percentage difference decline between the two was narrower in this quarter.

The segment recorded an operating loss of $71.2 million compared to operating income of $125.2 million in the prior year quarter. Operating margins continue to be negatively impacted by sharply lower volumes and the related under absorption of fixed costs. Margins were also negatively impacted by an increase in credit loss provisions of $26.5 million. We continue to work with our customers to collect amounts owed to us, but believe that increased bad debt reserves are appropriate given the current economy. Additionally, margins were reduced by approximately 650 basis points due to sales of units containing higher cost material purchased or committed to prior to the sharp drop in commodity costs late in calendar 2008. Restructuring charges of $3.5 million were also recorded in this segment during the quarter in conjunction with facility closures and staffing reductions. Our cost reduction efforts again helped to offset some of the impact of lower sales in this segment.

We didn’t see the seasonal uptick in orders that we expected during the quarter in this segment or other indicators that orders would improve in the near term. In addition, the general state of the economy led us to believe that the turnaround of the access equipment market would start later than previously expected. These and other factors led us to believe that we had an interim impairment indicator and we performed a detailed impairment analysis of our access equipment segment. Based upon this analysis, we determined that no impairment charge was required in the third quarter of fiscal 2009.

Backlog for access equipment was $115.4 million at June 30, 2009, a decrease of 80% compared to June 30, 2008. Of this backlog, $74.9 million reflects orders for military telehandlers. Previous military telehandlers were not included in backlog calculations for this segment. Excluding military telehandler backlog, this segment experienced a 93% backlog decline compared to June 30, 2008.

Please turn to slide 12.

Defense

Defense segment sales were $605.4 million, up 23.7% compared to last year’s third fiscal quarter, due to continued strong demand for both new trucks and parts & service. Operating income increased 39.5% to $92.9 million, compared to $66.5 million in the prior year quarter.

Operating income margin in the quarter increased to 15.3%, compared to 13.6% in the third quarter of fiscal 2008. The increase in operating income margin was largely a result of increases in manufacturing efficiencies and lower product development costs. Over the last six months, we’ve been particularly successful in our defense business in leaning our manufacturing processes and freeing up floor space, just in time for M-ATV production.

Results in the quarter on a comparative basis were not significantly impacted by M-ATV program costs as we were spending heavily on the Joint Light Tactical Vehicle program in the third quarter of fiscal 2008. However, we do expect that our consolidated capital spending for fiscal 2009 will increase to approximately $50-$55 million as a result of investments we will make to allow us to quickly ramp up M-ATV production. And, we expect our manufacturing expenses to increase in the fourth fiscal quarter as we relocate activities in our Defense and JLG businesses to accommodate M-ATV production.

Backlog in this segment was $3.3 billion at June 30, 2009, up 140% compared to June 30, 2008. The increase in backlog was largely the result of several large contract awards earlier in the year for our FHTV products and the recent $1.05 billion M-ATV contract award.

Please turn to slide 13.

Fire & Emergency

Turning to fire & emergency, sales increased 6.5% to $299.6 million compared to the prior year’s third fiscal quarter due mostly to strong Pierce and airport products deliveries that more than offset weaker towing & recovery sales. Pierce continues to gain market share based on the most recent FAMA market share data, which is based on industry orders through March 31, 2009.

Operating income in this segment increased to $31.7 million, or 10.6% of sales, compared to the prior year quarter due largely to higher volume, improved product mix and manufacturing efficiencies at our Pierce and airport products businesses as well as the impact of cost reductions.

Compared to prior year, fire & emergency backlog was down 13.7% to $577.6 million on June 30, 2009 due mostly to a lower fire apparatus backlog related to weaker municipal spending.

Please turn to slide 14.

Commercial

Commercial sales decreased 43.6% to $138.4 million, compared to last year’s third fiscal quarter. The decrease was driven by substantially lower sales of concrete mixers and batch plants and, to a lesser extent, lower RCV sales. Concrete placement product sales declined almost 75% compared to the prior year quarter as customers struggled with the impact of continued low residential construction activity. And, that was off already depressed concrete placement volume in last year’s third fiscal quarter. RCV sales were down 20% compared to the prior year quarter partially due to the moderation in sales to independent waste haulers as well as a shift in the timing of shipments for some larger customers to the back half of calendar 2009.

Operating income in this segment decreased to $2.1 million, or 1.5% of sales, compared to $5.6 million, or 2.3%, of sales in the prior year quarter. The impact of significantly lower sales on margins was largely offset by extensive cost reduction actions implemented earlier in the fiscal year.

Backlog for the commercial segment at June 30, 2009 was $75.2 million, down 52% compared to June 30, 2008 on significantly lower backlog for concrete placement products.

Bob mentioned that we closed the Geesink sale on July 1. We expect to report an approximate $35 million gain on the sale of Geesink in the fourth fiscal quarter. In addition, we are in the process of restructuring the former holding company parent of Geesink, which we expect will result in a tax benefit of $60-$75 million, to be recorded in the fourth fiscal quarter. A majority of this tax credit would be recorded in discontinued operations.

I’ll turn it back over to Bob now. Please turn to slide 15.

Bob Bohn

Thanks, Dave.

Expectations Going Forward

We are very happy to have the opportunity to provide life saving M-ATVs to our men and women serving in Afghanistan and will be laser focused on the ramp up of this extremely important program. The M-ATV program and TAK-4 orders for MRAPs improve our fiscal 2010 outlook. We don’t know the magnitude yet of any additional delivery orders, but further orders should permit Oshkosh to pay down more debt in fiscal 2010 and provide additional room under the financial covenants in our credit agreement.

We also have a great team to support our other businesses, who are dealing with the greatest economic recession since the Great Depression. I’m proud of the way our company has responded to these challenging times by cutting costs and making personal sacrifices to help our great company remain strong.

As a result of the efforts of all of our employees, we’ve continued to generate positive cash flow and we’re still able to invest in new product development to help drive sales throughout the remainder of this recession and into the next upturn in the economy.

As we’ve said previously, Oshkosh Corporation is built strong and we will work to succeed in these challenging times.

With that, I’ll turn it back to Pat and the operator for questions.

Pat Davidson

Thanks Bob. I’d like to remind everyone to limit their questions to one plus a follow-up. Please avoid questions with multiple subparts as this makes it difficult to ensure that everyone participates. After the follow-up, we ask that each participant get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.